Exhibit 99.1

                                    XRG, INC.
                              COMPLETES FIRST PHASE
                                OF RESTRUCTURING

                      RICHARD S. FRANCIS STEPS DOWN AS CEO
                     AS IN-HOUSE G&A SERVICES REESTABLISHED

         FEBRUARY 21, 2006 - PITTSBURGH, PA - XRG, INC. (XRGI:OTCBB), announced the re-establishment of its in-house general and administrative departments which had been outsourced to R&R Express, Inc. as the initial phase of its restructuring plan implemented last year. At that time, Richard S. Francis, President and CEO of R&R agreed to also serve simultaneously as President and CEO of XRG. With this move, G&A functions which were managed by R&R and Mr. Francis at R&R's Pittsburgh headquarters will be transitioned back to XRG's own department in Chattanooga, TN. As part of this transition Eddie R. Brown will assume the CEO position effective immediately. Mr. Francis will remain as a consultant to XRG on its continuing recovery and its future strategic growth plans.

         Richard S. Francis, outgoing President and CEO, stated, "Our Pittsburgh staff has worked diligently at the operational and administrative levels to ultimately enable XRG to make this move. I am proud to say their performance under challenging circumstances has resulted in facilitating this. The transition back to XRG to be able to build, staff and manage its own back office functions is a further sign of progress for the turn-around plans of XRG."

         "In order for XRG to stand on its own feet and stabilize its platform for growth, a reunion with its administrative infrastructure was always an eventuality. We thank Mr. Francis and his staff for their earnest efforts to this point and in facilitating this transition at this time," commented Terence
F. Leong, a member of the XRG Board of Directors who is acting as a consultant to XRG on its restructuring.

About XRG, Inc.
XRG, Inc. is a public company trading on the OTCBB under the symbol XRGI that was established in November 2000 to provide truckload freight and transportation logistics services nationally. In addition to organic growth, the company is targeting expansion through terminal agreements, brokerage agreements and acquisition of well-managed carriers.

Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the company's behalf. All statements, other than statements of historical facts which address the company's expectations of sources of capital or which express the company's expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements made by the company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the control of the company, actual results may differ materially from the expectations expressed in the forward-looking statements.

Contact:
Terence F. Leong
Walker Street Associates
TEL: 518-828-4988